Exhibit 10.4.2

EXECUTION VERSION

AMENDMENT NO. 1 TO SECOND LIEN TERM LOAN AGREEMENT

This AMENDMENT NO. 1 TO SECOND LIEN TERM LOAN AGREEMENT (this “Amendment”) is made as of December 4, 2013 (the “Effective Date”), by and among CONNECTURE, INC. (the “Connecture”), DestinationRX, Inc. (“DestinationRX” and together with Connecture, the “Borrowers”), the Lenders (as defined below) party hereto and THL Corporate Finance, Inc., as Agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used in this Amendment (including the Recitals), to the extent not otherwise defined herein, shall have the same meaning as in the Term Loan Agreement.

RECITALS

WHEREAS, the Borrowers are party to that certain Second Lien Term Loan Agreement, dated as of March 18, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) among the Borrowers, the Agent and the lenders party thereto from time to time (the “Lenders”), pursuant to which the Lenders have made certain loans and financial accommodations available to the Borrowers;

WHEREAS, the Borrowers have requested that the Agent make certain amendments to the Term Loan Agreement;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment to Term Loan Agreement. Effective as of the Effective Date, the Term Loan Agreement shall be amended as follows:

(a).	Schedule 1.1 of the Term Loan Agreement is hereby amended by adding the following definition in the proper alphabetical order:

i.	“Liquidity” shall mean the sum of Availability and Qualified Cash.

(b).	Schedule 1.1 of the Term Loan Agreement is hereby amended as follows:

i.	the definition of “EBITDA” shall be amended by (A) deleting the word “and” at the end of subsection (c)(xiii) thereof, deleting the period at the end of subsection (c)(xiv) and inserting in lieu thereof “, and” and adding the following new subsection (c)(xv):

“(xv) the difference between the balance of deferred revenue in connection with the Washington D.C. State Advantage perpetual license at the end of such period and the balance of deferred revenue in connection with the Washington D.C. State Advantage perpetual license at the beginning of such period (which difference may be negative),”

(B) deleting “June 30, 2013” and inserting in lieu thereof “June 30, 2012”, (C) by deleting “September 30, 2013” and inserting in lieu thereof “September 30, 2012” and (D) by deleting the figure “$-1,374,215” and inserting in lieu thereof the figure “$-1,407,000.”

ii.	the definition of “Excess Cash Flow” shall be amended by deleting the word “and” from the end of subsection (c)(xi) thereof, deleting the period at the end of subsection (c)(xii) and inserting in lieu thereof “, and” and inserting a new subsection (c)(xiii) which states as follows:

“(xiii) the difference between the balance of deferred revenue in connection with the Washington D.C. State Advantage perpetual license at the end of such period and the balance of deferred revenue in connection with the Washington D.C. State Advantage perpetual license at the beginning of such period (which difference may be negative).”

iii.	the definition of “LIBOR Rate” shall be amended by deleting the words “1.50 percent per annum” and inserting in lieu thereof the words “1.00 percent per annum”,

iv.	the definition of “LIBOR Rate Margin” shall be amended by deleting the words “eleven percentage points (11.0%) per annum” and inserting in lieu thereof the words “nine percentage points (9.0%) per annum”

(c).	Section 7 of the Term Loan Agreement is hereby amended as follows:

Section 7(a) shall be amended by deleting the definition in its entirety and replacing it with the following in lieu thereof:

(a) Fixed Charge Coverage Ratio. At all times after March 31, 2014, have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of no less than 1.10:1.00.

ii.	The following new Section 7(c) shall be added to the Term Loan Agreement as follows:

(c) Liquidity. Maintain Liquidity at all times in an amount no less than the applicable amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period

$1,800,000	For the month ended ending September 30, 2013

$2,700,000	For the month ended ending October 31, 2013

$2,700,000	For the month ended ending November 30, 2013

$3,600,000	For the month ended ending December 31, 2013

$3,600,000	For the month ended ending January 31, 2014

$3,600,000	For the month ended ending February 28, 2014

$3,600,000	For the month ended ending March 31, 2014

2. Conditions Precedent to Effectiveness of this Amendment. This Amendment shall not become effective until all of the following conditions precedent shall have been satisfied in the sole discretion of Agent or waived by Agent:

(a) Agent shall have received this Amendment fully executed in a sufficient number of counterparts for distribution to all parties.

(b) The Borrowers shall have paid all reasonable out-of-pocket fees, costs and expenses incurred by the Agent in connection with this Amendment, including, without limitation, legal fees and expenses of counsel to the Agent.

(c) The representations and warranties set forth herein and in the Loan Documents (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof).

(d) Agent shall have received all other documents and legal matters in connection with the transactions contemplated by this Amendment and such documents shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.

(e) Agent shall have received a fully executed copy of that certain Amendment No. 2 to Credit Agreement (the “Senior Amendment”), dated of even date herewith, by and among the Borrowers, the lenders party thereto and Wells Fargo Bank, National Association (in such capacity, the “Senior Agent”), in form and substance reasonably acceptable to Agent.

3. Representations and Warranties. Each Borrower represents and warrants to Agent and the Lenders as follows:

(a) Authority. Each Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by each Borrower of this Amendment have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restriction binding on any Borrower. No other corporate proceedings are necessary to consummate such transactions.

(b) Enforceability. This Amendment has been duly executed and delivered by each Borrower. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and is in full force and effect.

(c) Representations and Warranties. The representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) on and as of the date hereof as though made on and as of the date hereof.

(d) No Default. No event has occurred and is continuing that constitutes a Default or Event of Default.

(e) No Fee. No fee has been or will be paid to the Senior Agent in connection with this Amendment, the Senior Amendment or the transactions contemplated hereby or thereby, except such fees as are set forth in the Senior Amendment. No side letter or other agreement not disclosed to Lenders and Agent has been entered into in connection with this Amendment, the Senior Amendment or the transactions contemplated hereby or thereby.

4. Choice of Law. The validity of this Amendment, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

6. Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Amendment, each reference in the Term Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Term Loan Agreement, and each reference in the other Loan Documents to “the Term Loan Agreement”, “thereof” or words of like import referring to the Term Loan Agreement, shall mean and be a reference to the Term Loan Agreement as modified and amended hereby.

(b) Except as specifically set forth in this Amendment, the Term Loan Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of each Borrower to Agent and Lenders without defense, offset, claim or contribution.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

7. Ratification. Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Term Loan Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

8. Estoppel. To induce Agent and Lenders to enter into this Amendment and to induce Agent and Lenders to continue to make advances to Borrowers under the Term Loan Agreement, each Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of any Borrower as against Agent or any Lender with respect to the Obligations.

9. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

10. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11. Release; Covenant Not to Sue.

(a) Each of the Borrowers hereby absolutely and unconditionally releases and forever discharges Agent and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all known claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured; provided that, in each case, the foregoing release shall not apply to claims of fraud or willful misconduct. Each of the Borrowers understands, acknowledges and agrees that this release may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b) Each of the Borrowers, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by any Borrower pursuant to the above release. If any Borrower or any of its successors, assigns or other legal representations violates the foregoing covenant, each Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.

12. Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or any Lender to waive any of their respective rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

CONNECTURE, INC.

By:	/s/ James Purko

Name:	JAMES PURKO
Title:	CFO

DESTINATIONRX, INC.

By:	/s/ James Purko

Name:	JAMES PURKO
Title:	CFO

AMENDMENT TO TERM LOAN AGREEMENT

THL CORPORATE FINANCE, INC., as Agent

By:	/s/ Terrence W. Olson

Name:	Terrence W. Olson
Title:	CFO/COO

THL CREDIT, INC., as a Lender

By:	/s/ Terrence W. Olson

Name:	Terrence W. Olson
Title:	CFO/COO

THL CREDIT GREENWAY FUND II LLC, as a Lender

By: THL Credit, Inc., as its Manager

By:	/s/ Terrence W. Olson

Name:	Terrence W. Olson
Title:	CFO/COO

AMENDMENT TO TERM LOAN AGREEMENT